Exhibit 99.7
LAST UPDATED
10/25/07
Pinnacle West Capital Corporation
Earnings Variance Explanations
For the Three-Month and Nine-Month Periods Ended September 30, 2007 and 2006
     This discussion explains the changes in our consolidated net income for the three-month and nine-month periods ended September 30, 2007 and 2006. Unaudited Condensed Consolidated Statements of Income for the three months and nine months ended September 30, 2007 and 2006 follow this discussion. We will file our Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2007 on or before November 9, 2007. We suggest that this discussion be read in connection with the Pinnacle West Capital Corporation (“Pinnacle West”) Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007. Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com).
EARNINGS CONTRIBUTION BY BUSINESS SEGMENT
     Pinnacle West’s two reportable business segments are:
•	our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses (primarily electric service to Native Load customers) and related activities and includes electricity generation, transmission and distribution; and

•	our real estate segment, which consists of SunCor’s real estate development and investment activities.
     The following table summarizes income (loss) from continuing operations for the three months and nine months ended September 30, 2007 and 2006 and reconciles net income in total (dollars in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Regulated electricity segment	$205	$170	$278	$252
Real estate segment	(2)	17	7	47
All other (a)	(2)	(3)	10	8

Income from continuing operations	201	184	295	307
Discontinued operations — net of tax (b)	8	—	9	2

Net income	$209	$184	$304	$309

(a)	All other includes activities related to marketing and trading, APSES products and services and El Dorado. None of these segments is a reportable segment.

(b)	Primarily relates to sales of commercial properties.

PINNACLE WEST CONSOLIDATED — RESULTS OF OPERATIONS
Regulatory Matters
     On June 28, 2007, the Arizona Corporation Commission (the “ACC”) issued an order in the general rate case of Arizona Public Service Company (“APS”). In its order, effective July 1, 2007, among other things, the ACC (a) approved an increase in APS’ retail base rates, the components of which included an increase in APS’ base fuel rate and a non-fuel rate increase; (b) modified the Power Supply Adjustor (“PSA”); and (c) disallowed certain PSA deferrals as described below.
     Under the PSA, APS defers for future rate recovery or refund 90% of the difference between actual retail fuel and purchased power costs and the base fuel rate included in APS’ retail rates, subject to specified parameters. APS absorbs the other 10% of variances between actual retail fuel and purchased power costs and the base fuel rate. The increase in APS’ base fuel rate approved by the ACC reduced the amount of fuel and purchased power costs subject to the 90/10 PSA sharing arrangement. APS recovers PSA deferrals from its customers through PSA annual adjustors and surcharges. The recovery of PSA deferrals recorded as revenue is offset dollar-for-dollar by the amortization of those deferred expenses recorded as fuel and purchased power. The balance of APS’ PSA accumulated unrecovered deferrals at September 30, 2007 was approximately $150 million. See “APS General Rate Case and Power Supply Adjustor” in Note 5 of Notes to Condensed Consolidated Financial Statements in the Pinnacle West/APS Report on Form 10-Q for the fiscal quarter ended June 30, 2007 for additional information about the ACC order and the PSA.
     APS recorded PSA deferrals of (a) $45 million related to replacement power costs in 2005 associated with Palo Verde outages (the “2005 Deferrals”) and (b) $79 million related to replacement power costs in 2006 associated with outages or reduced power operations at Palo Verde (the “2006 Deferrals”). In its order, the ACC (a) disallowed approximately $14 million, including accrued interest ($8 million after income taxes), of the 2005 Deferrals and (b) approved APS’ recovery of the balance of the 2005 Deferrals (approximately $34 million, including accrued interest) through a temporary PSA surcharge over a twelve-month period beginning July 1, 2007. The ACC directed the ACC staff to conduct a “prudence audit” of the 2006 Palo Verde outage costs. Virtually all of the 2006 Deferrals were associated with a Unit 1 vibration issue. On October 4, 2007, the ACC staff filed a report with the ACC that concludes that APS’ response to the Unit 1 vibration issue was “reasonable and prudent.” APS continues to believe that the 2006 Deferrals were prudently incurred and, therefore, are recoverable.
Operating Results — Three-month period ended September 30, 2007 compared with three-month period ended September 30, 2006
     Our consolidated net income for the three months ended September 30, 2007 was $209 million compared with $184 million for the comparable prior-year period. The current period includes income from discontinued operations of $8 million, which was related to income from the sale of commercial properties at SunCor. Income from continuing operations increased $17 million in the period-to-period comparison, reflecting the following changes in earnings:

•	Regulated Electricity Segment — Income from continuing operations increased approximately $35 million primarily due to the effects of hotter weather on retail sales; higher retail sales primarily due to customer growth and usage patterns; impacts of the retail rate increase (see “Regulatory Matters” above); and income tax benefits related to prior years resolved in 2007. These positive factors were partially offset by higher operations and maintenance expense primarily for customer service and regulatory programs and increased costs for generation, including the Palo Verde performance improvement plan. In addition, higher fuel and purchased power costs related to commodity price increases were offset by the deferral of such costs in accordance with the PSA. See “Regulatory Matters” above.

•	Real Estate Segment — Income from continuing operations decreased approximately $19 million primarily due to lower sales of residential property and land parcels resulting from the continued slowdown in the western United States real estate markets and prior-year sales of certain joint venture assets. Income from discontinued operations increased $8 million due to increased commercial property sales.

Additional details on the major factors that increased (decreased) net income for the three-month period ended September 30, 2007 compared with the prior-year period are contained in the following table (dollars in millions):

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment:
Effects of hotter weather on retail sales	$27	$16
Higher retail sales primarily due to customer growth and usage patterns, excluding weather effects	17	10
Impacts of retail rate increase (see discussion above):
Revenue increase related to higher base fuel rate	114	70
Decreased deferred fuel and purchased power costs related to higher base fuel rate	(103)	(63)
Non-fuel rate increase	5	3
Net changes in fuel and purchased power costs related to prices:
Higher fuel and purchased power costs due to increased prices	(39)	(24)
Increased deferred fuel and purchased power costs related to increased prices	37	23
Operations and maintenance increases primarily due to:
Customer service costs and regulatory programs	(8)	(5)
Increased generation costs, including Palo Verde performance improvement plan	(6)	(4)
Income tax benefits related to prior years resolved in 2007	—	10
Miscellaneous items, net	(4)	(1)

Increase in regulated electricity segment net income	40	35
Lower real estate segment contribution primarily due to decreased sales of residential property and land parcels and prior-year sales of certain joint venture assets	(31)	(19)
Other miscellaneous items, net	1	1

Increase in income from continuing operations	$10	17

Discontinued operations primarily related to sales of commercial real estate assets		8

Increase in net income		$25

Regulated Electricity Segment Revenues
     Regulated electricity segment revenues were $157 million higher for the three months ended September 30, 2007 compared with the prior-year period primarily because of:
•	a $119 million increase in retail revenues due to retail rate increase effective July 1, 2007;

•	a $36 million increase in retail revenues due to the effects of hotter weather;

•	a $22 million increase in retail revenues primarily related to customer growth and usage patterns, excluding weather effects;

•	a $16 million increase in Off-System Sales due to higher prices and volumes;

•	a $44 million decrease in retail revenues related to recovery of PSA deferrals, which had no earnings effect because of amortization of the same amount recorded as fuel and purchased power expense (see “Regulatory Matters” above); and

•	an $8 million net increase due to miscellaneous factors.
Real Estate Segment Revenues
     Real estate segment revenues were $50 million lower for the three months ended September 30, 2007 compared with the prior-year period primarily because of:
•	a $48 million decrease in residential property sales due to the continued slowdown in the western United States real estate markets;

•	a $4 million decrease in revenue primarily due to lower sales of land parcels; and

•	a $2 million net increase due to miscellaneous factors.
All Other Revenues
     Marketing and trading revenues were $15 million higher for the three months ended September 30, 2007 compared with the prior-year period primarily due to an increase in competitive retail sales volumes in California.
     Other revenues were $8 million higher for the three months ended September 30, 2007 compared to the prior-year period primarily as a result of increased sales by APSES of energy related products and services.
Operating Results — Nine-month period ended September 30, 2007 compared with nine-month period ended September 30, 2006
     Our consolidated net income for the nine months ended September 30, 2007 was $304 million compared with $309 million for the comparable prior-year period. Our net income includes income from discontinued operations related primarily to sales of commercial properties by SunCor of $9 million in the current period and $2 million in the prior-year period. Income from continuing operations decreased $12 million in the period-to-period comparison, reflecting the following changes in earnings:
•	Regulated Electricity Segment — Income from continuing operations increased approximately $26 million primarily due to higher retail sales primarily due to customer growth and usage patterns; the effects of weather on retail sales; impacts of the retail rate increase; and income tax benefits related to prior years resolved in 2007. These positive factors were partially offset by higher operations and maintenance expense primarily due to increased generation costs, including the Palo Verde performance improvement plan, customer service and regulatory programs; income tax credits related to prior years resolved in 2006; lower other income, net of expense, primarily due to miscellaneous asset sales in the prior-year period and lower interest income as a result of lower investment balances; and a regulatory disallowance. In addition, higher fuel and purchased power costs related to commodity price increases were partially offset by the deferral of such costs in accordance with the PSA. See “Regulatory Matters” for further discussion.

•	Real Estate Segment — Income from continuing operations decreased approximately $40 million primarily due to lower sales of residential property and land parcels resulting from the continued slowdown in the western United States real estate markets and prior-year sales of certain joint venture assets. Income from discontinued operations increased $7 million due to increased commercial property sales.

Additional details on the major factors that increased (decreased) net income for the nine-month period ended September 30, 2007 compared with the prior-year period are contained in the following table (dollars in millions):

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment:
Higher retail sales primarily due to customer growth and usage patterns, excluding weather effects	$37	$23
Effects of weather on retail sales	33	20
Impacts of retail rate increase (see discussion above):
Revenue increase related to higher base fuel rate	114	70
Decreased deferred fuel and purchased power costs related to higher base fuel rate	(103)	(63)
Non-fuel rate increase	5	3
Net changes in fuel and purchased power costs related to price:
Higher fuel and purchased power costs due to increased prices	(80)	(49)
Increased deferred fuel and purchased power costs related to increased prices	75	46
Regulatory disallowance (see “Regulatory Matters” above)	(14)	(8)
Operations and maintenance increases primarily due to:
Increased generation costs, including Palo Verde performance improvement plan	(8)	(5)
Customer service costs and regulatory programs	(8)	(5)
Higher depreciation and amortization primarily due to increased plant balances	(8)	(5)
Lower other income, net of expense, primarily due to lower interest income as a result of lower investment balances and miscellaneous asset sales in the prior-year period	(13)	(8)
Income tax benefits related to prior years resolved in 2007	—	13
Income tax credits related to prior years resolved in 2006	—	(10)
Miscellaneous items, net	7	4

Increase in regulated electricity segment net income	37	26
Lower real estate segment contribution primarily due to decreased sales of residential property and land parcels and prior year sales of certain joint venture assets	(66)	(40)
Higher marketing and trading contribution primarily due to higher competitive retail sales volumes in California and higher mark-to-market gains because of changes in forward prices	6	4
Other miscellaneous items, net	(3)	(2)

Decrease in income from continuing operations	$(26)	(12)

Discontinued operations primarily related to increased sales of commercial real estate assets		7

Decrease in net income		$(5)

Regulated Electricity Segment Revenues
     Regulated electricity segment revenues were $225 million higher for the nine months ended September 30, 2007 compared with the prior-year period primarily because of:

•	a $119 million increase in retail revenues due to retail rate increase effective July 1, 2007;

•	a $49 million increase in retail revenues primarily related to customer growth and usage patterns, excluding weather effects;

•	a $45 million increase in retail revenues due to the effects of weather; and

•	a $12 million net increase due to miscellaneous factors.
Real Estate Segment Revenues
     Real estate segment revenues were $145 million lower for the nine months ended September 30, 2007 compared with the prior-year period primarily because of:
•	a $124 million decrease in residential property sales due to the continued slowdown in western United States real estate markets;

•	a $23 million decrease in revenue primarily due to lower sales of land parcels; and

•	a $2 million net increase due to miscellaneous factors.
All Other Revenues
     Marketing and trading revenues were $5 million higher for the nine months ended September 30, 2007 compared with the prior-year period primarily because of higher competitive retail sales volumes in California and higher mark-to-market gains because of changes in forward prices.
     Other revenues were $8 million higher for the nine months ended September 30, 2007 compared to the prior-year period primarily as a result of increased sales by APSES of energy-related products and services.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	SEPTEMBER 30,		Increase (Decrease)
	2007	2006	Amount	Percent
Operating Revenues
Regulated electricity segment	$1,043,723	$886,979	$156,744	17.7%	B
Real estate segment	47,411	97,871	(50,460)	51.6%	W
Marketing and trading	99,203	84,425	14,778	17.5%	B
Other revenues	15,597	7,167	8,430	117.6%	B

Total	1,205,934	1,076,442	129,492	12.0%	B

Operating Expenses
Regulated electricity segment fuel and purchased power	407,242	314,150	93,092	29.6%	W
Real estate segment operations	46,391	78,853	(32,462)	41.2%	B
Marketing and trading fuel and purchased power	93,860	80,906	12,954	16.0%	W
Operations and maintenance	178,419	164,396	14,023	8.5%	W
Depreciation and amortization	95,059	90,390	4,669	5.2%	W
Taxes other than income taxes	34,940	31,697	3,243	10.2%	W
Other expenses	11,246	5,610	5,636	100.5%	W

Total	867,157	766,002	101,155	13.2%	W

Operating Income	338,777	310,440	28,337	9.1%	B

Other
Allowance for equity funds used during construction	5,235	3,178	2,057	64.7%	B
Other income	4,276	18,055	(13,779)	76.3%	W
Other expense	(6,744)	(3,693)	(3,051)	82.6%	W

Total	2,767	17,540	(14,773)	84.2%	W

Interest Expense
Interest charges	54,393	50,577	3,816	7.5%	W
Capitalized interest	(5,435)	(5,612)	177	3.2%	W

Total	48,958	44,965	3,993	8.9%	W

Income From Continuing Operations Before Income Taxes	292,586	283,015	9,571	3.4%	B

Income Taxes	91,588	98,836	(7,248)	7.3%	B

Income From Continuing Operations	200,998	184,179	16,819	9.1%	B

Income (Loss) From Discontinued Operations
Net of Income Taxes	7,710	(12)	7,722	64350.0%	B

Net Income	$208,708	$184,167	$24,541	13.3%	B

Weighted-Average Common Shares Outstanding — Basic	100,324	99,491	833	0.8%

Weighted-Average Common Shares Outstanding — Diluted	100,829	99,973	856	0.9%

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$2.00	$1.85	$0.15	8.1%	B
Net income — basic	$2.08	$1.85	$0.23	12.4%	B
Income from continuing operations — diluted	$1.99	$1.84	$0.15	8.2%	B
Net income — diluted	$2.07	$1.84	$0.23	12.5%	B

B — Better
W — Worse

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	NINE MONTHS ENDED
	SEPTEMBER 30,		Increase (Decrease)
	2007	2006	Amount	Percent
Operating Revenues
Regulated electricity segment	$2,291,067	$2,065,823	$225,244	10.9%	B
Real estate segment	173,013	318,328	(145,315)	45.6%	W
Marketing and trading	264,311	259,352	4,959	1.9%	B
Other revenues	36,113	28,173	7,940	28.2%	B

Total	2,764,504	2,671,676	92,828	3.5%	B

Operating Expenses
Regulated electricity segment fuel and purchased power	880,932	735,489	145,443	19.8%	W
Real estate segment operations	154,008	248,595	(94,587)	38.0%	B
Marketing and trading fuel and purchased power	226,337	227,797	(1,460)	0.6%	B
Operations and maintenance	527,307	511,155	16,152	3.2%	W
Depreciation and amortization	277,515	267,308	10,207	3.8%	W
Taxes other than income taxes	104,416	99,970	4,446	4.4%	W
Other expenses	28,537	22,562	5,975	26.5%	W

Total	2,199,052	2,112,876	86,176	4.1%	W

Operating Income	565,452	558,800	6,652	1.2%	B

Other
Allowance for equity funds used during construction	14,874	10,612	4,262	40.2%	B
Other income	11,976	34,448	(22,472)	65.2%	W
Other expense	(13,685)	(12,953)	(732)	5.7%	W

Total	13,165	32,107	(18,942)	59.0%	W

Interest Expense
Interest charges	158,352	143,985	14,367	10.0%	W
Capitalized interest	(15,455)	(14,595)	(860)	5.9%	B

Total	142,897	129,390	13,507	10.4%	W

Income From Continuing Operations Before Income Taxes	435,720	461,517	(25,797)	5.6%	W

Income Taxes	140,428	154,900	(14,472)	9.3%	B

Income From Continuing Operations	295,292	306,617	(11,325)	3.7%	W

Income From Discontinued Operations
Net of Income Taxes	8,940	2,159	6,781	314.1%	B

Net Income	$304,232	$308,776	$(4,544)	1.5%	W

Weighted-Average Common Shares Outstanding — Basic	100,200	99,277	923	0.9%

Weighted-Average Common Shares Outstanding — Diluted	100,767	99,723	1,044	1.0%

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$2.95	$3.09	$(0.14)	4.5%	W
Net income — basic	$3.04	$3.11	$(0.07)	2.3%	W
Income from continuing operations — diluted	$2.93	$3.07	$(0.14)	4.6%	W
Net income — diluted	$3.02	$3.10	$(0.08)	2.6%	W

B — Better
W — Worse